IQST – iQSTEL and QXTEL Announce a Deal To Become Quarter Billion Revenue Corporation

NEW YORK, January 22, 2024 -- iQSTEL Inc. (OTC-QX: IQST), and QXTEL LTD. ("QXTEL"), a London, United Kingdom based Telecommunications Services Provider (www.qxtel.com) announced an agreement for iQSTEL to acquire 51% of QXTEL adding QXTEL to the iQSTEL Telecom Division which includes Etelix, Swisslink, Smartbiz, Whisl, QGlobal SMS, IoTLabs, and itsBchain.

The addition of QXTEL to iQSTEL’s Telecom Division is expected to add more than $80 million in annual revenue. iQSTEL management anticipates the combined sales of the two companies to initially generate $250 million in annual revenue before the accelerated growth anticipated from the synergies of the combination. iQSTEL achieved a consolidated positive operating income in Q3 of 2023 one fiscal quarter ahead of forecast, and the addition of QXTEL will further boost the Telecom Division of iQSTEL to forecast $3 million of positive operating income annually.

The founders and management of QXTEL share iQSTEL’s vision to become one of the major international wholesale telecommunications operators providing voice, messaging (A2P SMS) and enhanced value-added services. This acquisition will put the combined company in the select list of top operators.

iQSTEL management indicates an 8-K disclosure detailing of the agreement announced today and the financing will be forthcoming imminently. The two companies expect to finalize and close the acquisition agreement within the next 60 days. The companies expect to release additional details on the transaction before the IQSTEL shareholders meeting.

Mr. Leandro Iglesias, the CEO of iQSTEL stated the following in regard to the transaction: “We are very excited about the combination of QXTEL with iQSTEL. QXTEL has a stellar reputation and a very well-respected name in the industry. The addition of QXTEL accelerates iQSTEL’s goal of becoming one of the top international wholesale telecom businesses within the next 3 years.”

Mr. Tolga Alemdar, the CEO of QXTEL stated the following in regard to the transaction: “We have been looking for a strategic partner capable of not only supporting but also accelerating our growth objectives. Consequently, we are elated to have identified iQSTEL as the ideal partner. The QXTEL management team will persist in overseeing the current QXTEL operations while simultaneously leveraging the financial and synergistic advantages that arise from being part of the iQSTEL family.”

In alignment with the agreement announced today, Tolga Alemdar will retain his position as Chief Executive Officer and Managing Director of QXTEL. Additionally, Fernando Diaz Romero, Gonzalo Henschien, and Rami Herzallah, Chief members of the QXTEL Management Team, will continue in their respective roles at QXTEL. The acquisition agreement is designed to uphold the current operations of QXTEL independently, ensuring seamless continuity in customer relationships & company operations.

iQSTEL management expects the QXTEL acquisition to accelerate the company’s current initiative to uplist to Nasdaq.

Prior to today’s announcement, iQSTEL filed a Definitive Proxy Statement in conjunction with an upcoming annual shareholder meeting scheduled on Wednesday January 31, 2023, at 10 am (EDT). The annual shareholder meeting will go on as scheduled.

About IQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $120 million revenue forecast. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.

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•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Cars.

•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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